Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos.333-127480, 333-132971 and 333-143728 on Form S-3 and Registration Statement Nos. 333-17375, 333-17377, 033-81416, 333-55691, 333-74592, 333-74614 and 333-135032 on Form S-8 of Abraxas Petroleum Corporation of our report dated March 11, 2008, relating to the statements of revenues and direct operating expenses of the Acquired Properties of St. Mary Land & Exploration Company for each of the three years in the period ended December 31, 2007 appearing in this Current Report on Form 8-K/A.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

August 11, 2008